EXHIBIT 99.1

For Immediate Release
Contact: Investor and Public Relations 512-687-3427 info@skypetroleum.com

Sky Petroleum Reports 17,560 Barrels during 2009 Fourth Quarter

Mubarek Production from H2 and K2 ST4 wells approximately 191 bopd for the 2009 4th Quarter

AUSTIN, Texas, Feb. 11, 2010 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reported that during the fourth quarter ending December 31, 2009 Mubarek production from the K2-ST4 well totaled 15,363 barrels of oil or 167 bopd and production from the H2 well totaled 2,197 barrels of oil or 24 bopd..

During the year ended December 31, 2009 Mubarek production from the H2 and K2-ST4 wells was 78,577 barrels of oil. The Mubarek K2-ST4 well produced 73,766 barrels of oil or 202 bopd during the 2009 fiscal year. During the same period the Mubarek H2 well produced 4,811 barrels of oil despite being shut down for more than 8 months.

As previously disclosed Buttes Gas and Oil Co. International, Inc. (“Buttes”), the wholly owned subsidiary of Crescent Petroleum Company International Limited and operator of the Mubarek Field, provided Sastaro Limited (“Sastaro”), Sky Petroleum’s wholly owned subsidiary, written notice that Buttes had determined that the Mubarek Field had reached the end of its economic life. Management is evaluating its rights under the Participation Agreement and will take any and all actions required to protect the interests of Sky Petroleum, its shareholders and its investment in the Mubarek Field.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum’s primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, management’s assessment of its rights under the Participation Agreement; the success of any actions taken to protect such rights, if any; Buttes determination of the Mubarek Field’s economic life; Sky Petroleum’s rights in the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum’s intended plan. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.